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                       THIRD AMENDMENT TO CUSTODIAN AGREEMENT


     This Third Amendment to Custodian Agreement ("Amendment") is made as of 10th day of October, 1996 by and between STI Trust & Investment Operations, Inc. ("Customer") and The Bank of New York ("Custodian").

                                W I T N E S S E T H

     WHEREAS, Customer and Custodian have previously entered into that certain Custodian Agreement originally dated as of May 9, 1995 and as amended on May 29, 1996 and August 20, 1996 (the "Custodian Agreement"), and Customer and Custodian now wish to include an additional new account to be subject to the terms of the Custodian Agreement.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Customer and Custodian agree as follows:

1. AMENDMENT TO INCLUDE NEW ACCOUNTS. The Custodian Agreement is hereby amended to include the account listed below.

          I)   STI Classic Emerging Market Fund

     IN WITNESS WHEREOF, each party has caused this Amendment to be executed on its behalf by its duly authorized officers as of the date first above written. All other terms of the Custodian Agreement remain in place.

CUSTOMER:                                       CUSTODIAN:

STI Trust & Investment Operations, Inc.    The Bank of New York

By: /s/ William Wingfield                    By: /s/ Stephen E. Grunston
    -------------------------------              -----------------------------
     Name: William Wingfield                 Name: Stephen E. Grunston
           ------------------------                ---------------------------
     Title: Senior Vice President            Title: Vice President
            -----------------------                 --------------------------

ATTEST:                                      ATTEST:


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